Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 133 - dated Monday, January 31, 2005 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XTL7	$2,193,000.00	100.000%	1.500%	$2,160,105.00	FIXED	4.750%
QUARTERLY
								02/15/2015	05/15/2005	$13.46	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2006 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 02/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XTM5	$5,084,000.00	100.000%	2.000%	$4,982,320.00	FIXED	5.100%
SEMI-ANNUAL
								02/15/2020	08/15/2005	$27.20	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2008 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 02/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XTN3	$2,177,000.00	100.000%	2.500%	$2,122,575.00	FIXED	5.200%
SEMI-ANNUAL
								02/15/2025	08/15/2005	$27.73	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2009 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 02/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XTP8	$8,098,000.00	100.000%	2.500%	$7,895,550.00	FIXED	5.350%
SEMI-ANNUAL
								02/15/2030	08/15/2005	$28.53	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2010 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 02/15/2010 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Trade Date: Monday, January 31, 2005 @12:00 PM ET
Settlement Date: Thursday, February 03, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trademark of INCAPITAL, LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 29-Oct-04